Exhibit 23.05

                        INDEPENDENT AUDITOR'S CONSENT


We consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 12, 2001 on the financial statements of Kenmar Global Trust as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 and our report dated November 29, 2000 on the statement of financial condition of Kenmar Advisory Corp. as of September 30, 2000, which appear in such Prospectus. We also consent to the statements with respect to us as appearing under the heading "Experts" in the Prospectus.

/s/Arthur F. Bell, Jr. & Associates, L.L.C.


Hunt Valley, Maryland


April 19, 2001